As filed with the Securities and Exchange Commission on January 5, 2011

Registration No. 333-98163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

3M Company

(Exact name of Registrant as specified in its charter)

Delaware	41-0417775
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3M Center

St. Paul, Minnesota 55144

(651) 733-1110

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregg M. Larson

Deputy General Counsel & Secretary

3M Company, 3M Center

St. Paul, Minnesota 55144

(651) 733-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

3M Company (the “Registrant”) registered 278,979 shares of its common stock, par value $0.01 per share (the “Securities), under the Securities Act of 1933, as amended (the “Securities Act”), by the filing of a Registration Statement on Form S-3 (File No. 333-98163) (the “Registration Statement”).  The Registration Statement was declared effective by the Securities and Exchange Commission on February 5, 2003.

The Securities were originally issued pursuant to an exemption from the registration requirements of the Securities Act, provided under its Section 4(2), in connection with a Plan of Reorganization and Asset Purchase Agreement, dated June 14, 2002, by and among Emulsion Technologies, Inc., Gregory A. Lampe, Richard L. Fowler and Joyce E. Fowler, Trustee of the Richard L. Fowler Retained Annuity Trust u/a dated August 31, 1998 and the Registrant. The Securities were registered on behalf of certain selling stockholders for resale of the Securities from time to time.

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”) is to deregister such portion of the Securities, previously registered on the Registration Statement, which have not been sold as of the date this Amendment is filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota, on the 5th day of January, 2011.

3M COMPANY

By	/s/ Gregg M. Larson
Name: Gregg M. Larson
Title: Deputy General Counsel and Secretary

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